APPENDIX F

NUVEEN MARYLAND PREMIUM INCOME MUNICIPAL
FUND
MUNIFUND TERM PREFERRED SHARES, 2.85% SERIES
2016

Preliminary Statement and Incorporation By Reference

         This Appendix establishes a Series of MuniFund Term Preferred Shares of Nuveen Maryland Premium Income Municipal
Fund. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such MuniFund Term Preferred Shares in that Statement Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred
Shares  dated January 26, 2010 (the  MTP Statement ). This
Appendix has been adopted by resolution of the Board of Trustees of Nuveen Maryland Premium Income Municipal Fund. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the MTP Statement.

         Section 1. Designation as to Series. MuniFund Term
Preferred Shares, 2.85% Series 2016: A series of 1,706,600 Preferred Shares classified as MuniFund Term Preferred Shares is hereby designated as the MuniFund Term Preferred Shares, 2.85% Series
2016  (the  2.85% Series 2016 MTP Shares ). Each share of such
Series shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the MTP Statement (except as the MTP Statement may be expressly modified by this Appendix), as are set forth in this Appendix F. The 2.85% Series 2016 MTP Shares shall constitute a separate series of Preferred Shares and of the MuniFund Term
Preferred Shares and each 2.85% Series 2016 MTP Share shall be identical. The following terms and conditions shall apply solely to the 2.85% Series 2016 MTP Shares:

         Section 2. Number of Authorized Shares of Series. The number of authorized shares is 1,706,600.

         Section 3. Date of Original Issue with respect to Series. The Date of Original Issue is August 6, 2012.

         Section 4. Fixed Dividend Rate Applicable to Series. The
Fixed Dividend Rate is 2.85%.

         Section 5. Liquidation Preference Applicable to Series.
The Liquidation Preference is $10.00 per share.

         Section 6. Term Redemption Date Applicable to Series.
 The Term Redemption Date is February 1, 2016.

         Section 7. Dividend Payment Dates Applicable to Series. The Dividend Payment Dates are the first Business Day of the month next following each Dividend Period except that any dividend paid with respect to any Dividend Period consisting of the month of December in any year shall be paid on the last Business Day of such December.

         Section 8. Non-Call Period Applicable to Series.
         Not applicable.

         Section 9. Liquidity Account Initial Date Applicable to
Series. The Liquidity Account Initial Date is August 1, 2015.

         Section 10. Exceptions to Certain Definitions Applicable to the Series. The following definitions contained under the heading
 Definitions  in the MTP Statement are hereby amended as follows:
         Not applicable.

         Section 11. Additional Definitions Applicable to the Series. The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          Dividend Period  means, with respect to 2.85% Series
2016 MTP Shares, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series and ending on and including August 31, 2012 and for each subsequent Dividend Period, the period beginning on and including the first calendar day of the month following the month in which the previous Dividend Period ended and ending on and including the last calendar day of such month.

          Optional Redemption Premium means with respect to 2.85% Series 2016 MTP Shares an amount equal to:

         (A)	if the Optional Redemption Date for the 2.85%
Series 2016 MTP Share does not occur during a Rating Downgrade Period but occurs on a date that is on or after August 6, 2012, and prior to February 1, 2013, 0.5% of the Liquidation Preference for such 2.85% Series 2016 MTP Share; or

         (B)	if the Optional Redemption Date for the 2.85%
Series 2016 MTP Share either occurs during a Rating Downgrade
Period or occurs on a date that is on or after February 1, 2013, 0.00% of the Liquidation Preference for such 2.85% Series 2016 MTP
Share.

         Section 12. Amendments to Terms of MuniFund Term
Preferred Shares Applicable to the Series. The following provisions contained under the heading Terms of the MuniFund Term Preferred
Shares  in the MTP Statement are hereby amended as follows:
         Not applicable.

         Section 13. Additional Terms and Provisions Applicable to the Series. The following provisions shall be incorporated into and be deemed part of the MTP Statement:

         Notwithstanding anything in Section 2.2(b) or 2.2(g) of the MTP Statement to the contrary, dividends on the 2.85% Series 2016 MTP Shares for the first Dividend Period for such Series shall be paid to Holders of shares of such Series as their names appear on the registration books of the Fund at the close of business on the August 16, 2012.



         IN WITNESS WHEREOF, Nuveen Maryland Premium
 Income Municipal Fund has caused this Appendix to be signed on August 3, 2012 in its name and on its behalf by a duly authorized officer. The Declaration and the MTP Statement are on file with the Secretary of State of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Appendix as an officer and not individually, and the obligations and rights set forth in this Appendix are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.




NUVEEN MARYLAND PREMIUM INCOME MUNICIPAL
FUND

By:  ____________________________

Name: Kevin J. McCarthy
Title: Vice President and Secretary



[Signature Page to the Appendix Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares]



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